Exhibit 99.1

News Release

Aerojet Rocketdyne Holdings, Inc. Announces Redemption Notification for 4.0625% Convertible Subordinated Debentures due 2039

EL SEGUNDO, Calif., December 19, 2016—Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) today announced that it is notifying holders of its 4.0625% Convertible Subordinated Debentures due 2039 (the “Debentures”) that Aerojet Rocketdyne will redeem, on February 3, 2017, all of their Debentures at a purchase price equal to 100% of the principal amount of the Debentures to be redeemed, plus any accrued and unpaid interest (the “Redemption”). As of December 19, 2016, the outstanding principal amount of the Debentures was $35,550,000. Under the terms of the Debentures, Aerojet Rocketdyne will pay the redemption price in cash for an aggregate cash purchase price of $35,678,375, which includes accrued but unpaid interest.

Aerojet Rocketdyne’s notice of redemption to holders specifying the terms, conditions and procedures for the Redemption, will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Mellon Trust Company, N.A. The address and telephone and fax numbers of The Bank of New York Mellon Trust Company, N.A. are c/o The Bank of New York Mellon, Corporate Trust-Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Debentures.

About Aerojet Rockedyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc. is an innovative company delivering solutions that create value for its customers in the aerospace and defense markets. The company is a world-recognized aerospace and defense leader that provides propulsion and energetics to the space, missile defense and strategic systems, tactical systems and armaments areas, in support of domestic and international markets. Additional information about Aerojet Rocketdyne can be obtained by visiting our websites at www.Rocket.com and www.AerojetRocketdyne.com.

Contact information:

Investors:	Pete Knudsen, director, investor relations 916.355.2252 Brendan King, vice president and treasurer 916.351.8618
Media:	Glenn Mahone, vice president, communications 202.302.9941